UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) July 3, 2008 (July 3, 2008)
Retail Ventures, Inc.

(Exact name of registrant as specified in its charter)

Ohio	1-10767	20-0090238

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3241 Westerville Road, Columbus, Ohio	43224

(Address of principal executive offices)	(Zip Code)
(614) 471-4722

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(e) Retail Ventures, Inc. (the “Company”) has entered into an amendment (the “Amendment”) to the June 22, 2000 employment agreement (the “Agreement”) with James A. McGrady, the Company’s Chief Financial Officer, effective June 22, 2008. Pursuant to the Amendment, Mr. McGrady will continue to serve as the Company’s Chief Financial Officer. Except as set forth in the Amendment, all other provisions of the Agreement remain in full force and effect. The Amendment contains the following material terms and conditions:
•	Annual base salary of $200,000 effective June 22, 2008.

•	A retention payment of $200,000 to be paid on or before July 18, 2008 and an additional retention payment of $200,000 to be paid on January 2, 2009. Additional retention payments of $10,000 per month, to be paid on the 1st business day of each month, will be paid to Mr. McGrady for a 54-month period commencing on February 1, 2009 through and including July 1, 2013. Should Mr. McGrady’s employment be terminated by the Company, the retention payments will continue and be paid as set forth in the Amendment. Mr. McGrady is not entitled to receive the $200,000 retention payments should he resign from his position prior to the date on which the payment is to be made, but Mr. McGrady’s resignation would not affect the Company’s obligation to pay the monthly $10,000 retention payments. As a condition to receiving the retention payments, upon the termination of Mr. McGrady’s employment, and if requested by the Company, Mr. McGrady will enter into a mutually agreeable consulting agreement with the Company for a period up to and including July 31, 2013.
     The foregoing description of the Amendment is qualified in its entirety by reference to the Amendment, a copy of which is attached hereto as Exhibit 10.1 and is hereby incorporated by reference into this Item 5.02.
ITEM 9.01	Financial Statements and Exhibits
(c) Exhibits

Exhibit No.	Description

10.1	Amendment to June 22, 2000 employment agreement between the Company and James A. McGrady effective June 22, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RETAIL VENTURES, INC.

Date: July 3, 2008	By:	/s/ James A. McGrady

James A. McGrady Executive Vice President, Chief Financial Officer, Treasurer and Secretary